Exhibit 10.75

EIGHTH AMENDMENT

OF

TAYLOR CAPITAL GROUP, INC.

PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

(Effective as of October 1, 1998)

WHEREAS, Taylor Capital Group, Inc. (the “Company”) maintains the Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan (Effective as of October 1, 1998) (the “Plan”); and

WHEREAS, it is now considered desirable to amend the Plan to provide that Trust Company of Illinois will act as independent fiduciary to determine the application of proceeds received by the Plan in settlement of certain litigation relating to securities of Reliance Acceptance Group;

NOW, THEREFORE, by virtue of the power reserved to the Company by subsection 17.1 of the Plan, and in exercise of the authority delegated to the Committee established pursuant to Section 18 of the plan (the “Committee”) by subsection 17.1 of the Plan, the Plan is hereby amended as follows:

1. By adding the following new subsection 6.14 to the Plan, effective January 1, 2004:

“6.14 Application of Proceeds Received in Settlement of Reliance Securities Litigation

The Plan is receiving proceeds from the settlement of litigation (In re Consolidated Reliance Acceptance Group Shareholder Litigation) relating to shares of stock of Reliance Acceptance Group, on behalf of both participants and former participants (and their beneficiaries) in this Plan and Cole Taylor Financial Group Employee Stock Ownership Plan (CTFG Plan). Trust Company of Illinois, Inc. will act as independent fiduciary to (a) determine the use of the proceeds to pay Plan expenses incurred in connection with making the claim for proceeds, in allocating the proceeds and in distributing the proceeds; and (b) determine the allocation of proceeds among accounts of Participants and former Participants (and their beneficiaries) of this Plan and the CTFG Plan. Proceeds shall be allocated to such Plan accounts as the Committee may determine, and shall be subject to Plan provisions relating to such accounts.”

2. By substituting the following for subsection 10.4 of the Plan, effective March 1, 2004:

“10.4 Forfeitures

The amount of a participant’s account forfeited under subsection 10.2 or subparagraph 11.8(d) shall be a ‘forfeiture.’ As determined by the Committee, forfeitures shall be (1) applied to reduce employer loan contributions otherwise required under the Plan, (2) allocated to participants’ accounts in accordance with subsection 3.1, (3) used to pay proper expenses of the Plan and trust, or (4) used to restore previously forfeited benefits under subparagraph 11.8(d) or subsection 13.3. If a participant is reemployed by the Employers before he incurs five consecutive one-year breaks in service, subsection 13.3 shall apply.”

3. By substituting the following for subparagraph 11.8(d) of the Plan, effective March 1, 2004:

“(d)	If the whereabouts of such spouse, relatives and designated beneficiary then are unknown to the Committee, the benefits of such participant or beneficiary shall be treated as a forfeiture under Section 10.4, provided that such benefits shall be reinstated if the participant or beneficiary makes a claim for the forfeited benefits.”

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this 17th day of March 2004.

/s/ MELVIN E. PEARL

On behalf of the Committee as Aforesaid